SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                TELCO BLUE, INC.
        -------------------------------------------------------------
      (Exact Name of Small Business Issuer as specified in its charter)


              Delaware                               43-1798970
        --------------------                   ----------------------
      (State of incorporation)               (IRS Employer File Number)


           1111 Melville Street, Suite 610, Vancouver, BC V6E 3V6
        -------------------------------------------------------------
                   (Address of principal executive offices)


                          STOCK COMPENSATION PLAN I
                        -----------------------------
                           (Full title of the plan)


                              Thomas Pierson
                             Telco Blue, Inc.
                         1140 Highway 287, Suite 400-287
                           Broomfield, Colorado 80020
                     -----------------------------------
                   (Name and address of agent for service)


                                (303) 404-9904
          ---------------------------------------------------------
        (Telephone number, including area code, of agent for service)


                               CALCULATION OF REGISTRATION FEE


  Title of         Amount      Proposed Maximum    Proposed Maximum      Amount of
Securities To      To Be        Offering Price         Aggregate        Registration
Be Registered    Registered       Per Share        Offering Price(1)       Fee (1)
-------------    ----------    ----------------    -----------------    ------------
Common shares     3,900,000          $.04              $156,000           $12.62

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

Note: The document(s) containing the information concerning the 2002 Stock Compensation Plan I (the "Plan") of Telco Blue, Inc., a Delaware corporation (the "Registrant" or the "Company"), dated February 15, 2003 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, consulting agreement and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

References in this document to "us," "we," or "the Company" refer to Telco Blue, Inc., its predecessor and its subsidiaries, if any.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ----------------------------------------

The following documents, which have been filed by us with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:
Our Report on Form 10-KSB for the fiscal year ended September 30, 2002 filed January 13, 2003; Form 10KSB/A filed March 21, 2003; our report on Form 8-K regarding a Change in Fiscal Year End filed November 15, 2002; our report on Form 8-K regarding a Change in Control filed 9/25/2002 and form 8-K/A filed
November 25, 2002; and Form 10-QSB, filed March 21, 2003 for the period ended December 31, 2002.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2002.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         --------------------------

We are authorized to issue 75,000,000 shares of $0.001 par value common stock and no preferred stock. As of September 30, 2002 we had a total of 30,000,400 shares of Common Stock issued and outstanding.

Common Stock
------------

The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid not paid cash dividends on our Common Stock.

Transfer Agent, Registrar and Warrant Agent
-------------------------------------------

We have appointed Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, Texas 75093, as our transfer agent for the Common Stock. Their phone number is 972-612-4120.

Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

The firm of Thomas F. Pierson P.C., Attorney at Law, special securities counsel for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the shares hereunder is attached hereto as Exhibit 5, Mr. Pierson owns no shares of our common stock, however Mr. Pierson is one of the parties to whom compensation is being paid as a result of the this registration for services rendered in matters other than this filing.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

Our Articles of Incorporation authorize the Board of Directors without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under the applicable statute as amended permits us to indemnify our directors, officers, employees fiduciaries and agents as follows:

The State of Delaware permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

     A. The person conducted himself or herself in good faith:

           1. The person reasonably believed:

                (a) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                (b) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.
                (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

           The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

           Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption From Registration Claimed.
         ------------------------------------
           Not applicable.

Item 8.  Exhibits.
         ---------

           Exhibit
           Number         Description
           ---------      --------------

           4.1       2003 Stock Compensation Plan I, dated February 15, 2003.

           5.0       Opinion of Counsel, Thomas F. Pierson, Esq., P.C.

           23.1      Consent of Malone and Bailey, Certified Public Accountant.

           23.2      Consent of Thomas F. Pierson, Esq. (re: Opinion Letter
                                                         included in Exhibit 5)

Item 9.  Undertakings.
         -------------

         1. The Registrant hereby undertakes:

                    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


                                     (a) That,  for the  purpose of  determining
                                     any liability  under the  Securities Act of
                                     1933,  each such  post-effective  amendment
                                     shall be  deemed  to be a new  registration
                                     statement   relating   to  the   securities
                                     offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

                                     (b) To remove from registration by means of
                                     a  post-effective   amendment  any  of  the
                                     securities being registered which remain unsold at the termination of the offering.

           2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this ___th day of March, 2003.

                                            Telco Blue, Inc.


                                            By: /s/ Ron McIntyre
                                               -----------------------------
                                                    Ron McIntyre,
                                                    CEO & Director

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

           Dated: March        , 2003


           By:  /s/ Ron McIntyre
              -----------------------------
                    Ron McIntyre
                    CEO & Director


           Dated: March        , 2003


           By:  /s/ Dominick T. Martinez
              -----------------------------
                    Dominick T. Martinez
                    Secretary & Director


           Dated: March        , 2003


           By:  /s/ Dan Motsinger
              -----------------------------
                    Dan Motsinger, Director